Exhibit 99.1

News Release

Media Contacts:

Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000

Investor Relations:

Neala Hackett	(816) 467-3562

For Immediate Release:

AQUILA AGREES TO PURCHASE

ARIES POWER PLANT FROM CALPINE

KANSAS CITY, MO, September 22, 2006 – Aquila, Inc. (NYSE:ILA) has agreed to purchase a 580-megawatt, natural gas-fired power plant, known as the “Aries” plant, in Pleasant Hill, Missouri, from Calpine Corporation for $158.5 million.

The parties will submit the purchase agreement to the U.S. Bankruptcy Court, Southern District of New York, today. The transaction is subject to bankruptcy court approval, following an opportunity for other parties to submit higher or better bids under bidding procedures adopted by the court. If the court adopts the procedural schedule proposed by the parties, the transaction is expected to close in December of this year. The transaction is also subject to approval by the Federal Energy Regulatory Commission.

“With our communities in Missouri continuing to grow, some at double-digit rates, and the increasing demand for electricity by our customers, we need additional power. Adding the Aries power plant to our utility fleet of power generating facilities will keep us in a position to satisfy our customers’ needs,” said Keith Stamm, Aquila’s senior vice president and chief operating officer.

Aquila intends to utilize the Aries facility as an “intermediate-capacity” power plant. Intermediate power plants are generally used to provide power over an extended period of time to supplement base load coal and nuclear power plants. It is Aquila’s intention to offer employment to all current employees at the Aries facility.

Based in Kansas City, Missouri, Aquila operates electric and natural gas utilities serving approximately one million customers in Colorado, Iowa, Kansas, Missouri and Nebraska. At June 30, 2006, Aquila had total assets of $3.6 billion. More information is available at www.aquila.com.

Forward Looking Statement

This press release contains forward-looking information. Forward-looking information involves risks and uncertainties, and important factors can cause actual events to differ materially from those anticipated. The forward-looking statement in this press release is that Aquila’s purchase of the Aries power plant is expected to close in December of this year. The purchase and sale agreement for this transaction includes a number of closing conditions, and if one or more of those conditions is not satisfied, the transaction could close later than expected or not at all.

###